Exhibit 24

LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby makes, constitutes, and appoints Nicholas J. Chulos, Keaton J. Miller, and Zachary A. LaGrange, and each of them individually, as the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for and on the undersigned’s behalf and in the undersigned’s name, place and stead, and in any and all capacities, to prepare, execute and file with the Securities and Exchange Commission ("Commission") any and all Forms 3, Forms 4, and Forms 5, and any and all amendments or modifications to such Forms, required to be filed with the Commission in accordance with the Securities Exchange Act of 1934, as amended, and the Rules and Regulations promulgated thereunder relative to the undersigned’s beneficial ownership of and transactions in securities issued by Old National Bancorp, and to do or cause to be done any and all acts and things whatsoever as fully and to all intents and purposes which any of the above-named attorneys-in-fact and agents may deem necessary or advisable to be done in the premises with respect to such Forms; hereby approving, ratifying and confirming all acts and things heretofore or hereafter lawfully done, or cause to be done, by any of the above-named attorneys-in-fact and agents by virtue hereof including, without limitation, all Forms 3, Forms 4, and Forms 5 prepared, executed and filed with the Commission for and on behalf of the undersigned by any of the above-named attorneys-in-fact and agents prior to the date hereof.

As an inducement to the above-named persons to act as attorneys-in-fact and agents hereunder, the undersigned hereby agrees to indemnify and hold harmless such persons for, from and in respect of any and all liabilities, obligations, damages, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, reasonable attorneys- fees) that result from, relate to or arise out of any act or omission of any or all of such persons in connection with the preparation, execution and filing with the Commission of any and all Forms 3, Forms 4, and Forms 5 pursuant to this Limited Power of Attorney, provided that such act or omission does not constitute willful misconduct or recklessness under Indiana law. Further, the undersigned acknowledges that the foregoing attorneys-in-fact and agents, in serving in such capacity at the undersigned’s request, are not assuming nor is Old National Bancorp assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

This Limited Power of Attorney shall become effective as of the closing date of the merger of First Midwest Bancorp, Inc. with Old National Bancorp pursuant to the Agreement and Plan of Merger, dated as of May 30, 2021, by and between First Midwest Bancorp, Inc. and Old National Bancorp, and shall continue in full force and effect until the undersigned has delivered to each of the above-named attorneys-in-fact and agents written notice of revocation hereof.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 15th day of February, 2022.

Signed and Acknowledged: /s/ Stephen C. Van Arsdell

Printed Name: Stephen C. Van Arsdell